Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-33056, 333-52346, 333-98219 and 333-217909) on Form S-8 of Edwards Lifesciences Corporation of our report dated June 15, 2018, with respect to the statement of net assets available for benefits of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan as of December 31, 2017, the related statement of changes in net assets available for benefits for the year then ended and the related supplemental schedule as of December 31, 2017, appearing in this Annual Report (Form 11-K) of Edwards Lifesciences Corporation 401(k) Savings and Investment Plan.

/s/ Moss Adams LLP
Denver, Colorado
June 15, 2018